Exhibit 99.1

July 20, 2009

Ivanhoe Energy sells its US oil and gas operations for US$40 million

Sale proceeds and personnel to be redeployed to Ivanhoe Energy’s

HTL (Heavy-to-Light) heavy-oil projects

VANCOUVER, CANADA — Robert Friedland, Executive Chairman, President and Chief Executive Officer of Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN), announced today that Ivanhoe Energy has sold its US oil and gas operations to Seneca South Midway LLC, a subsidiary of Seneca Resources Corporation, for total proceeds of approximately US$40 million. Seneca Resources Corporation is the Exploration and Production segment of National Fuel Gas Company (NYSE: NFG). This sale is consistent with Ivanhoe Energy’s goal of focusing its financial and human resources on its HTL (Heavy-to-Light) heavy-oil projects, including the Tamarack Project in Western Canada and the Pungarayacu project in Ecuador.

The sale includes all of Ivanhoe Energy’s oil and gas exploration and production operations in the United States. As of June, 2009, these assets produced approximately 645 gross (595 net) barrels per day of oil in California and Texas. The sale also includes certain exploration acreage in California.

The net proceeds from the sale, after repayment of debt and transaction expenses, are estimated at approximately US$34 million. These proceeds will be used to advance the initial stages of the Tamarack and Pungarayacu projects and for general corporate purposes. Ivanhoe Energy’s key heavy-oil experts based in Ivanhoe Energy’s US operations will be redeployed to work on the company’s Tamarack or Pungarayacu projects.

Ivanhoe Energy’s operations now will be concentrated on the development of its first two HTL heavy-oil projects, Tamarack in Canada and Pungarayacu in Ecuador, and the pursuit of additional heavy-oil opportunities in Canada, South America, the Middle East and North Africa. In addition, Ivanhoe Energy will continue with oil and gas operations in China under its wholly-owned subsidiary, Sunwing Energy Ltd.

“This sale allows Ivanhoe Energy to focus our financial and human resources on our true competitive strengths,” said Mr. Friedland. “We currently have two world-class heavy-oil projects underway driven by the application of our game-changing HTL technology, and we have significant additional opportunities in our sights.”

Ivanhoe Energy is marking this important development with the launch of a new corporate logo and upgraded and redesigned website at www.ivanhoeenergy.com.

Ivanhoe Energy was advised by Tristone Capital on this transaction.

Seneca, the exploration and production segment of National Fuel Gas Company, explores for, develops and purchases natural gas and oil reserves in California, the Appalachian region and in the Gulf Coast region of Texas and Louisiana. Currently, Seneca’s efforts are focused on evaluating, exploring and developing reserves in the Appalachian basin, economically producing reserves in California and exploiting opportunities in the shallow waters of the Gulf of Mexico. Additional information about Seneca and National Fuel is available at www.nationalfuelgas.com.

Ivanhoe Energy is an international oil and gas company with a focus on heavy-oil development and production. Ivanhoe Energy uses technologically innovative methods to significantly improve the development of heavy oil and other oil and gas assets, including the application of its patented HTL (heavy-to-light) heavy-oil upgrading process. Core operations are in Canada, Ecuador, and China, with business development opportunities worldwide. Ivanhoe Energy trades on the NASDAQ Capital Market, with the ticker symbol IVAN, and on the Toronto Stock Exchange with the symbol IE.

Investors Contact:	Ian Barnett +1-647-203-6588 / Bill Trenaman +1-604-688-8323
Media Contact:	Bob Williamson +1-604-331-9880
Website:	www.ivanhoeenergy.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning the potential benefits of Ivanhoe Energy’s heavy oil upgrading technology, the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy’s projects, the potential for successful exploration and development drilling, dependence on new product development and associated costs, statements relating to anticipated capital expenditures, the necessity to seek additional funding, statements relating to increases in production and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions relating to matters that are not historical facts are forward-looking statements. Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the company’s projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTL technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, competition and other risks disclosed in Ivanhoe Energy’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

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